Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Emily Parenteau +1.215.299.6288
emily.parenteau@fmc.com
Investor Contact: Michael Wherley +1.215.299.6543
michael.wherley@fmc.com

FMC Corporation Provides Update on Liquidity and Confirms Strong First Quarter Performance

Highlights1
•Amended credit facilities to increase maximum leverage ratio to 4.25 through December 31, 2020
•Ample liquidity available to fund operations
•Preliminary Q1 2020 sales show approximately 5 percent growth versus Q1 2019
•Company expects Q1 2020 adjusted EBITDA and adjusted earnings to be at the midpoint of guidance ranges

PHILADELPHIA, April 22, 2020 - FMC Corporation (NYSE:FMC) today announced it has amended its Credit Agreement and Term Loan Agreement to increase the maximum leverage ratio permitted under each agreement. The maximum leverage ratio applicable on the last day of each fiscal quarter will increase to 4.25 through the period ending December 31, 2020, step down to 4.0 for the period ending March 31, 2021 and step down to 3.5 for the period ending June 30, 2021. The company’s maximum leverage ratio was previously 4.0 for the period ending March 31, 2020, with a step down to 3.5 for the period ending June 30, 2020.
“We have no concerns about our liquidity,” said Pierre Brondeau, chairman and CEO of FMC. “In an abundance of caution, we believed it was a prudent step to increase the maximum leverage ratio permitted under our credit facilities. The higher leverage ratio provides significant headroom above any of the COVID-19 related scenarios we have assessed.”
As previously scheduled, FMC will release its first quarter 2020 earnings on Tuesday, May 5, 2020, after the stock market close. The company expects to report another very strong quarter, in line with expectations. Preliminary first quarter sales grew approximately 5 percent versus a robust Q1 2019. The company expects adjusted EBITDA and adjusted earnings to be at the midpoint of the first quarter guidance ranges of $356 million and $1.81 per diluted share, respectively.1

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“As expected, demand in Q1 was robust, but the COVID-19 pandemic has made logistics more difficult. Our supply chain performed extremely well to overcome most of the challenges,” said Brondeau. “We will discuss on the May 6th earnings call how we see the rest of the year unfolding.”
About FMC
FMC Corporation, an agricultural sciences company, provides innovative solutions to growers around the world with a robust product portfolio fueled by a market-driven discovery and development pipeline in crop protection, plant health, and professional pest and turf management. This powerful combination of advanced technologies includes leading insect control products based on Rynaxypyr® and Cyazypyr® active ingredients; Authority®, Boral®, Centium®, Command® and Gamit® branded herbicides; Talstar® and Hero® branded insecticides; and flutriafol-based fungicides. The FMC portfolio also includes biologicals such as Quartzo® and Presence® bionematicides. FMC Corporation employs approximately 6,400 employees around the globe. To learn more, please visit www.fmc.com.

FMC, the FMC logo, Rynaxypyr, Cyazypyr, Authority, Boral, Centium, Command, Gamit, Talstar, Hero, Quartzo and Presence are trademarks of FMC Corporation or an affiliate. Always read and follow all label directions, restrictions and precautions for use. Products listed here may not be registered for sale or use in all states, countries or jurisdictions. Hero® insecticide is a restricted use pesticide in the United States.

Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which are based on management’s current views and assumptions regarding future events, future business conditions and the outlook for the company based on currently available information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the risk factors and other cautionary statements included within FMC’s 2019 Form 10-K filed with the SEC as well as other SEC filings and public communications. FMC cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Forward-looking statements are qualified in their entirety by the above cautionary statement. FMC undertakes no obligation, and specifically disclaims any duty, to update or revise any forward-looking statements to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law.

This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com. In addition, we have also provided on our website at www.fmc.com reconciliations of non-GAAP terms to the most directly comparable GAAP term.

1.Although we provide forecasts for non-GAAP financial measures including, but not limited to, adjusted earnings per share, total company adjusted EBITDA and free cash flow, we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.

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